Exhibit 10.38

THE GEO GROUP, INC.

DEFERRED COMPENSATION PLAN

(As Amended and Restated Effective January 1, 2008)

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INTRODUCTION

The GEO Group, Inc., a Florida corporation, hereby amends and restates The GEO Group, Inc. Deferred Compensation Plan, hereinafter referred to as the “Plan.”

Nothing contained in this Plan shall be deemed to constitute an employment agreement between any Participant and the Employer (as defined below) and nothing contained herein shall be deemed to give any Participant any right to be retained in the employ of the Employer.

This Plan was originally referred to as the Wackenhut Corrections Corporation Deferred Compensation Plan, was originally effective October 1, 1997 and was subsequently amended and restated August 1, 2002. The amendments and restatement set forth herein supersede the previously effective version of the Plan in its entirety.

ARTICLE I

DEFINITIONS

1.1	Definitions. The following terms, when used in this Plan, shall have the following meanings unless a different meaning is clearly required by the context.

1.2	Account. An account established to measure the Participant’s benefits under this Plan, as provided in Article IV.

1.3	Agreement. A deferred compensation agreement entered into between an Employee and the Employer and any amendments or modifications thereof. Such Agreement shall fix the amount of Deferred Compensation, establish the time when the payment of benefits shall commence, specify the Form of Payment, designate the Employee’s Beneficiary or Beneficiaries, and incorporate the terms, conditions and provisions of this Plan by reference.

1.4	Beneficiary. The beneficiary or beneficiaries designated by the Participant in accordance with Section 6.9. If more than one designated beneficiary survives the Participant, payments shall be made equally to the surviving beneficiaries, unless otherwise provided in the Agreement. Nothing herein shall prevent the Participant from designating primary and secondary beneficiaries.

1.5	Board. The Board of Directors of The GEO Group, Inc.

1.6	Code. The Internal Revenue Code of 1986, as amended.

1.7	Code Section 409A. Section 409A of the Code and its implementing regulations and guidance.

1.8	Committee. The corporate retirement committee appointed by the compensation committee of the Board to administer the Plan pursuant to Article VIII.

1.9	Deferred Compensation. The amount of Normal Compensation otherwise payable to the Participant which the Participant and Employer agree to defer in accordance with Article III.

1.10	Disability. The status of a Participant as being disabled, as provided for herein. A Participant is considered disabled if the Participant meets any one of the following requirements: (A) The Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (B) The Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; or (C) The Participant is determined to be totally disabled by the Social Security Administration. Notwithstanding the foregoing, a Disability shall not be deemed to occur unless it constitutes a “disability,” as such term is defined in Code Section 409A.

1.11	Employee. An employee of an Employer.

1.12	Employer. The GEO Group, Inc., and any affiliate or subsidiary of the Geo Group, Inc.

1.13	Employer Contribution Accounts. Accounts described in Section 4.1.2 of the Plan.

1.14	Employer Matching Contribution. A contribution by the Employer, designated in pursuant to Section 3.4, determined by reference to the amount of compensation deferred by a Participant under this Plan.

1.15	Employer Matching Contribution Account. The balance posted to the record of each Participant consisting of his allocated share of Employer Matching Contributions and adjustments referenced in Section 4.2, if any, as of each Valuation Date.

1.16	Employer Non-Matching Contribution. A discretionary contribution by the Employer, designated pursuant to Section 3.4, without regard to the amount of compensation deferred by a Participant under this Plan.

1.17	Employer Non-Matching Contribution Account. The balance posted to the record of each Participant consisting of his allocated share of Employer Non-Matching Contributions and adjustments, referenced in Section 4.2, if any, as of each Valuation Date.

1.18	Form of Payment. The manner in which a Participant’s Retirement Benefit is to be paid, which may be in a single lump sum or in substantially equal payments, not more often than semi-annually, over any number of years, not to exceed ten, as elected by the Participant on his Agreement pursuant to procedures established by the Committee.

1.19	Grandfathered Accounts. Accounts described in Section 4.1.3 of the Plan.

1.20	Normal Compensation. The amount of compensation which would be payable to a Participant by the Employer if no agreement were in effect to defer compensation under this Plan.

1.21	Normal Retirement Age. Age 65.

1.22	Participant. Any Employee who participates in this Plan in accordance with Article II

1.23	Participant Deferral Accounts. Accounts described in Section 4.1.1 of the Plan.

1.24	Participant Deferrals. The amount of Deferred Compensation for the Participants.

1.25	Period of Service. The period of time during which an Employee is employed by an Employer maintaining this Plan.

1.26	Plan. The GEO Group, Inc. Deferred Compensation Plan as it may from time to time be amended.

1.27	Plan Year. The twelve-month period commencing each January 1.

1.28	Retirement. The date upon which the Participant shall Separate from Service after attaining Normal Retirement Age.

1.29	Retirement Benefit. The benefits paid to a Participant by reason of the Participant’s Retirement.

1.30	Separation from Service or, as the context requires, Separate from Service. Severance of the Participant’s employment with the Employer. A Participant shall be deemed to have severed his employment with the Employer for purposes of this Plan when such severance of employment constitutes a “separation from service” within the meaning of Code Section 409A, as revised from time to time. If any payment or benefit is required to be paid under this Plan on account of termination of Participant’s employment, then, to the extent required to comply with Code Section 409A, such payment or benefit shall be made only upon Participant incurring a “separation from service” within the meaning of Code Section 409A.

1.31	Specified Date Accounts. Accounts described in Section 4.14 of the Plan.

1.32	Specified Date Benefit. Distribution pursuant to an election by the Participant to receive a distribution from the Plan while the Participant is employed by the Employer, beginning on a fixed date, unless otherwise provided in Section 6.7.

1.33	Trust. The Trust established by the Trust Agreement to invest the Participant Deferrals.

1.34	Trust Agreement. The Trust Agreement, which at the time of reference governs the management of the Trust Fund.

1.35	Trust Fund. The monies and other properties from time to time held by the Trustee pursuant to the Plan and the Trust Agreement.

1.36	Trustee. The Trustee or Trustees from time to time in office pursuant to the Trust Agreement.

1.37	Unforeseeable Emergency. Means an “unforeseeable emergency” within the meaning of Code Section 409A.

1.38	Valuation Date. The last day of each corporate accounting period.

1.39	Valuation Period. The period commencing on the first day following a Valuation Date and ending on the next Valuation Date.

ARTICLE II

PARTICIPATION

2.1	Eligible Employees. Only a select group of management or highly compensated Employees, as determined by the Committee, are eligible to participate in the Plan. To be a Participant, an eligible employee must not be enrolled in any Employer-sponsored qualified 401(k) plan and must enter into an Agreement pursuant to the Plan.

2.2	Deferred Agreement. No Employee shall become a Participant until he executes and enters into an Agreement with the Employer.

2.2.1	Amendment of Form and Timing of Payment. A Participant may amend an executed Agreement to change the Form of Payment and to defer the time of distribution, but only if the following conditions are satisfied:

(i) such amendment does not take effect until at least 12 months after the date on which the amendment is made;

(ii) the payment with respect to which such amendment is made is deferred for a period of not less than five years from the date such payment would otherwise have been paid; and

(iii) such amendment is made not less than 12 months before the date the payment is scheduled to be paid.

2.2.2	Revocation or Amendment of Deferral Elections. Revocations, amendments or modifications of deferral elections made after commencement of a calendar year to which such elections relate shall become effective in the next calendar year. Notwithstanding the foregoing, in the case of an Unforeseeable Emergency, a Participant may cancel all future deferrals under an Agreement effective immediately upon such cancellation. Any subsequent deferral elections will not be effective prior to commencement of the next calendar year, and must be made in accordance with the provisions of this Plan.

2.2.3	Change of Beneficiary. A Participant may change the Beneficiary designated in his Agreement at any time by giving written notice to the Committee on the appropriate form.

ARTICLE III

PARTICIPANT DEFERRALS / EMPLOYER CONTRIBUTIONS

3.1	Participant Deferrals. An eligible Participant may elect to defer a fixed percentage of his salary and/or bonus which is earned commencing after the date of such election and such amount shall be paid only as hereinafter provided. A Participant’s deferral election shall be in whole percentages of salary and/or bonus between 1% and 100%. The foregoing notwithstanding, for Participants eligible to receive Employer “Non-Matching” contributions pursuant to Section 3.4 below, a Participant’s deferral election shall be in whole percentages of salary between 0% and 100%.

Elections	with respect to compensation to be deferred during a calendar year must be made prior to the beginning of such calendar year. Deferral elections must be made separately with respect to compensation relating to each calendar year, and if no deferral election is made with respect to a calendar year, no deferrals shall be allowed for such calendar year. Deferrals relating to a calendar year may be rescinded or amended prior to commencement of said year, but no rescissions or amendments will be permitted with respect to a calendar year after said year has commenced. In the case of a bonus which is payable in a calendar year subsequent to the calendar year in which it is earned, deferral elections relating to said bonus must be made prior to commencement of the calendar year in which it is earned.

3.2	Changing Rate of Deferral. A Participant may change the amount of Deferred Compensation in accordance with Article II or III hereof.

3.3	Manner of Deferral. A Participant’s Deferred Compensation shall be made by an authorized reduction of his Normal Compensation for the relevant period.

3.4	Employer Contributions. At the end of each calendar year, the Employer may make a contribution for each Employee who participated in the Plan. The Employer may, in its discretion, designate a contribution as a “Matching” or “Non-Matching” Contribution and designate different contribution formulae and amounts for employees at different work site locations and/or in different work groups.

In order to be eligible to receive the Employer Contribution, the Participant must be actively employed on the last day of the calendar year.

ARTICLE IV

PARTICIPANT ACCOUNTS

4.1	Participant Accounts. For the purposes of measuring its obligations to provide benefits under this plan, the Employer shall cause the Committee to establish and maintain an individual Account with respect to each Participant.

4.1.1	Participant Deferral Accounts. Participant Deferral Accounts consist of Participant Deferrals, if any, made in accordance with Section 3.1 after December 31, 2004, to the extent which the Participant has not elected a Specified Date Benefit.

4.1.2	Employer Contribution Accounts. Employer Contribution Accounts consist of Employer Matching Contributions or Employer Non-Matching Contributions, if any, made in accordance with Section 3.4 after December 31, 2004.

4.1.3	Grandfathered Accounts. Grandfathered Accounts consist of amounts that were “earned and vested” (within the meaning given to such terms under Section 1.409A-6(a)(2) of the Treasury Department Regulations) before January 1, 2005, as well as earnings on such amounts. Notwithstanding anything in the Plan to the contrary, the provisions of the Plan, as amended and restated on January 1, 2008, shall not apply to Grandfathered Accounts; instead, the provisions of the Plan, as it existed prior the amendment effective January 1, 2008 and attached hereto as Exhibit A, shall govern the Grandfathered Accounts.

4.1.4	Specified Date Accounts. Specified Date Accounts consist of Participant Deferrals with respect to which the Participant, in the Agreement, has elected a Specified Date Benefit. Unless otherwise determined by the Committee, a Participant may maintain no more than 2 Specified Date Accounts. A Specified

Date Account may be identified in the enrollment materials as an “In-Service Account” or such other name as established by the Committee without affecting the meaning thereof. The Committee may establish the minimum deferral period for distributions from the Specified Date Account, with respect to the fixed date distribution.

4.2	Account Adjustments. As of each Valuation Date, the Committee shall credit or charge the applicable Account of each Participant with:

4.2.1	Compensation deferred by the Participant pursuant to Article III.

4.2.2	Employer Contributions made pursuant to Article III.

4.2.3	Interest determined in accordance with Article V.

4.2.4	Distributions or withdrawals made to the Participant or his Beneficiaries during the Valuation Period.

4.3	Allocation Shall Not Vest Title in Any Participant. The fact that an allocation is made and an amount is credited to the Account of a Participant shall not vest in such Participant any right, title or interest in and to any assets of the Employer except at the time or times and upon the terms and conditions expressly set forth in this Plan.

4.4	Statement of Accounts. As soon as practicable after each Plan Year, and at such other times as the Committee determines, the Committee shall distribute to each Participant a statement showing the then current balance of his Account.

ARTICLE V

DEFERRED COMPENSATION INVESTMENT RETURN

5.1	Investment Return on Participant Accounts. All Participant Accounts shall be credited with interest at a rate equal to the Prime Rate, less three quarters of a percent.

The Prime Rate to be used for any Valuation Period will be based on the published Prime Rate, adjusted as of the beginning of each calendar quarter.

5.2	Investment of Deferred Amounts. All deferred amounts shall be invested by the Employer as part of corporate assets. The Committee may, in its sole discretion, transfer to the Trustee an amount equal to the current value of all Accounts to be held, administered and disposed of by the Trustee as provided in a Trust Agreement in accordance with the provisions of the Plan; provided, however, that no such transfer shall be made “in connection with a change in the employer’s financial health,” within the meaning ascribed to such term by Code Section 409A.

5.3	Status of Trust Investments. All investments made by the Trustee shall be made solely for the purpose of aiding the Employer in measuring and meeting its obligations under this Plan. The Employer shall be named sole owner and beneficiary of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. Nothing stated herein shall cause such investments to be treated as anything other than the general assets of the Employer, nor shall anything stated herein cause such investments to represent the vested, secured or preferred interest of the Participant or his Beneficiaries. To the extent that any person acquires a right to receive payments from the Employer under this Plan, such rights shall not be greater than the rights of any unsecured general creditor of the Employer.

ARTICLE VI

BENEFITS

6.1

Value of Account. For purposes of this Article VI, the value of any Accounts as of any date of determination shall be equal to the value of such Accounts as of the Valuation Date coincident with or immediately preceding such date of determination, increased by any additions to such Accounts after such Valuation Date, and reduced by any withdrawals from such Accounts after such Valuation Date.

6.2	Retirement Benefits. In the event of a Participant’s Retirement, the entire value of his Participant Deferral Account, Employer Matching Contribution Account and Employer Non-Matching Contribution Account shall be distributed to him in accordance with this Section 6.2.

6.2.1	Form of Payment. The distribution of a Participant’s Retirement Benefit shall be made in the form elected by the Participant under this Plan. If no election has been made, it shall be paid in a single lump sum.

6.2.2	Time of Retirement Distribution. The distributions to a Participant under this Section 6.2 shall commence on the earlier of (i) the date which is six months after his Separation from Service for any reason other than death or (ii) the date described in Section 6.4.

6.3	Pre-Retirement Death Benefit. In the event that a Participant shall die while employed by the Employer, the entire value of Participant’s Participant Deferral Account, Employer Matching Contribution Account and Employer Non-Matching Contribution Account, as determined in accordance with Section 6.1 shall be distributed to the Participant’s designated Beneficiary in a single lump sum.

Distribution	shall commence as soon as administratively practicable following the date on which the Committee receives written notification of the Participant’s death in the manner prescribed by the Committee, but in no event later than 90 days following the death of the Participant.

6.4	Post Retirement Death Benefit. If a Participant who has not received his entire account under this Plan dies after such Participant’s Retirement, his remaining Account balance, if any, shall be distributed to his designated Beneficiary in a single lump sum.

Distribution	shall be made as soon as administratively practicable following the date on which the Committee receives written notification of the Participant’s death in the manner prescribed by the Committee, but in no event later than 90 days following the death of the Participant.

6.5	Disability Benefit. In the event of a Participant’s Disability prior to death or Separation from Service, the entire value of the Participant’s Participant Deferral Account, Employer Matching Contribution Account and Employer Non-Matching Contribution Account, as determined in accordance with Section 6.1, shall be distributed to him in a single lump sum.

Distribution	shall commence as soon as administratively practicable following the date on which the Committee receives written notification of the Participant’s Disability in the manner prescribed by the Committee, but in no event later than 90 days following the Participant’s Disability.

6.6	Separation from Service Prior to Normal Retirement Age.

6.6.1

In the event that a Participant Separates from Service (other than by reason of death or Disability) prior to reaching Normal Retirement Age, 100% of the value of his Participant Deferral Account, as determined in accordance with Section 6.1, shall be distributed to him in a single lump sum. The value of his Employer Matching Contribution Account and Employer Non-Matching Contribution Account, as determined in accordance with Section 6.1, shall be multiplied by the percentage shown in the following schedule and distributed to him in a single lump sum:

Period of Service of less than three years -     0%

Period of Service of three years or more   -     100%

Subject	to Section 6.6.2, distribution shall commence as soon as administratively practicable following the date the Participant Separates from Service.

6.6.2	The distribution of a Participant’s benefits under Section 6.6.1 shall not commence prior to the date which is six months after his Separation from Service, unless an earlier distribution date is provided for in Section 6.3.

6.7	Specified Date Benefit. In the event the Participant has elected a Specified Date Benefit, the value of his Specified Date Account, as determined in accordance with Section 4.1.4, shall be distributed to him as elected by the Participant in the Agreement. The distribution of a Specified Date Account shall be paid in either a single lump sum or in substantially equal annual payments over up to four years, as elected by the Participant on his Agreement pursuant to procedures established by the Committee. Payments shall commence no later than 90 days following the date designated in the Agreement.

Notwithstanding the foregoing: 1) in the event death, Disability, Retirement or other Separation from Service occurs prior to the fixed date designated in the Agreement with respect to a Specified Date Account, the balance of such Specified Date Account shall be paid at the same time and pursuant to same schedule as the payments being made under Sections 6.2 through Section 6.6, as applicable; and 2) in the event death or Disability occurs while there is a balance remaining with respect to Specified Date Account, such remaining account balance shall be distributed in lump sum at the same time as the payments being made under Sections 6.3 through Section 6.5, as applicable.

6.8	Proof of Death. The Committee may require such proof of death and such evidence of the right of any person to receive all or part of the death benefit of a deceased Participant as the Committee may deem desirable.

6.9	Designation of Beneficiary. Every Participant shall be furnished with a form on which he may designate a Beneficiary to receive the distribution of his Account in the event of his death during employment, or before all payments due under Section 6.2, Section 6.5, Section 6.6 or Section 6.7 are made.

6.9.1	A Participant may change any such designation by signing and filing with the Committee a written notification of change of Beneficiary.

6.9.2	If no Beneficiary is designated, or if the designated Beneficiary has not survived the Participant, and if no alternative designation of Beneficiary shall be effective, the Participant’s Beneficiary shall be his surviving spouse, or if no spouse survives the Participant, the estate of the deceased Participant.

6.9.3	If the designated Beneficiary cannot be located for a period of one year following the Participant’s death despite mailing to the Beneficiary’s last known address, and if the Beneficiary has not made a written claim within such period to the Committee, such Beneficiary shall be treated as having predeceased the Participant.

6.10	Participant’s Rights Unsecured. The right of the Participant or his designated Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employer, and neither the Participant nor his designated Beneficiary shall have any rights in or against any amount credited to his Account or any other specific assets of the Employer. All amounts credited to an Account shall constitute general assets of the Employer. An Account may not be encumbered or assigned by a Participant or any Beneficiary.

ARTICLE VII

EMERGENCY WITHDRAWALS

7.1	Withdrawal Options. Subject to the further provisions of this Article VII, a Participant may elect to make withdrawals from his Account in the event of any Unforeseeable Emergency.

7.2	Withdrawal Limitations. Withdrawals shall be limited to that part of the Participant’s Account which is reasonably needed to satisfy the emergency needs which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the distribution. Withdrawals shall be subject to such minimum dollar withdrawal limitations as may be prescribed by the Committee, in its sole discretion.

7.3	Determination of Unforeseeable Emergency. The Committee shall determine whether a Participant is suffering an Unforeseeable Emergency. A Participant shall supply the Committee with such information and evidence as shall be reasonably necessary for the Committee to determine whether or not an Unforeseeable Emergency exists. The failure to provide requested information shall be conclusive evidence that an Unforeseeable Emergency does not exist.

7.4	Elections. Any election to make a withdrawal shall be made in such manner, at such time, and on such form, as may be prescribed by the Committee, in its sole discretion.

7.5

Valuation of Withdrawals. A withdrawal pursuant to this Article shall be made as of the Valuation Date next following the date the Participant files an election in accordance with Section 7.4; provided, however, that subject to the approval of the Committee, a

Participant may elect to make a withdrawal prior to such date based upon the value of his account as of the prior Valuation Date, as adjusted pursuant to principles described in Section 4.2.

ARTICLE VIII

ADMINISTRATION

8.1	Appointment of Committee. The Plan will be administered by the Committee. Each member of the Committee may resign, or may be removed at any time by the Board, and, in the event of the removal, death or resignation of any member, his successor will be appointed by the Board.

8.2	Powers and Authority, Action Conclusive. Except as otherwise expressly provided in the Plan or by the Employer, the Committee will have all powers necessary or helpful for the carrying out of its responsibilities, and its decisions or actions in good faith in respect of any matter hereunder will be conclusive and binding upon all parties concerned.

8.3	Liability Limited. Except as otherwise provided by law, no person who is a member of the Committee or who is an employee, officer or director of an Employer or affiliate, will incur any liability whatsoever on account of any matter connected with or related to the Plan or the administration of the Plan, unless such person has acted in bad faith, or has willfully neglected his duties, in respect of the Plan.

8.4

Reliance on Information. The members of the Committee and the Employer and any affiliate and their respective officers, directors and employees will be entitled to rely upon all tables, valuations, certificates, opinions and reports furnished by any actuary, accountant, insurance company, counsel, physician, outside administrative company or other expert who is engaged by the Committee. The members of the Committee, the Employer and their respective officers, directors, and employees will be fully protected in respect of any action taken or suffered by them in good faith in reliance thereon, and all action so taken or suffered shall be conclusive upon all persons affected thereby.

8.5	Genuineness of Documents. The Committee, the Employer and their respective officers, directors and employees, will be entitled to rely upon any notice, request, consent letter, telegram or other paper or document believed by them or any of them, in good faith, to be genuine and to have been signed or sent by the proper person.

8.6	Proper Proof. In any case in which the Employer or the Committee is required under the Plan to take action upon the occurrence of any event, it will be under no obligation to take such action unless and until proper and satisfactory evidence of such occurrence has been received by it.

ARTICLE IX

AMENDMENT AND TERMINATION

9.1	Modification or Amendment. The Employer may at any time amend this Plan; provided, however, that such amendment shall not affect the rights of the Participants and their Beneficiaries with respect to any compensation deferred before the date of amendment, except to the extent that the amendment may apply to maintaining the privileged tax status of the Plan.

9.2	Termination of Plan. The Employer, may, in its sole discretion, terminate the Plan at any time, after which no deferrals of compensation may be made hereunder. Termination shall not affect the rights of Participants or their Beneficiaries with respect to any compensation deferred before the date of termination of this Plan. Participants shall thereafter receive their benefits under the Plan attributable to the time before its termination as provided in Article VI.

ARTICLE X

MISCELLANEOUS

10.1	No Implied Rights. Neither the establishment of the Plan nor any modification thereof, shall be construed as giving any Participant, Employee, Beneficiary or other person any legal or equitable right unless such right shall be specifically provided for in the Plan or conferred by affirmative action of the Employer in accordance with the terms and provisions of the Plan.

10.2	Status of Employment Relations. Nothing in the Plan shall be deemed to:

10.2.1	Give to any employee the right to be retained in the employ of his Employer;

10.2.2	Affect the right of such Employer to discipline or discharge any employee at any time;

10.2.3	Give such Employer the right to require any employee to remain in its employ; or

10.2.4	Affect any employee’s right to terminate his employment at any time.

10.3	Binding Effect. The provisions of the Plan shall be binding on the Employer, the Committee and their successors and on all persons entitled to benefits under the Plan and their respective heirs, legal representatives and successors in interest.

10.4	Governing Laws. The Plan shall be construed and administered according to the laws of the State of Florida to the extent that such laws are not preempted by the laws of the United States of America.

10.5	Usage. Whenever applicable the masculine gender, when used in the Plan, shall include the feminine and neuter genders, and the singular shall include the plural.

10.6	Caption. The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of the Plan nor in any way shall affect the Plan or the construction of any provisions thereof.

10.7	Interpretation. The provisions of this Plan shall be interpreted, applied, administered and operated in such manner as will meet the requirements of Code Section 409A so that no amount is included in the gross income of the Participant, his/her estate or Beneficiary pursuant to such Code Section in connection with this Plan.

IN WITNESS WHEREOF, The GEO Group, Inc. has caused its name to be signed hereto by an officer of the corporation and attested by its Secretary pursuant to due authority by its Board of Directors as of this 1st day of January, 2008.